NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 12, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 1, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Columbia Pipeline Group, Inc. and Taurus Merger Sub Inc., a wholly owned subsidiary of TransCanada PipeLine USA Ltd., which is a wholly owned subsidiary of TransCanada PipeLines Limited, which is a wholly owned subsidiary of TransCanada Corporation became effective on July 1, 2016. Each share of Columbia Pipeline Group, Inc. Common Stock was converted into $25.50 in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 1, 2016.